Exhibit 99.1

Atlantic Power Corporation Announces Election of Directors

DEDHAM, MASSACHUSETTS — June 23, 2015 /PR Newswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced that the nominees listed in the management information circular and proxy statement for the 2015 annual and special meeting of shareholders were elected as directors of the Company.  Detailed results of the votes by proxy for the election of directors held at the annual and special meeting of shareholders today in Toronto, Ontario are set out below.

Nominee	Votes For	% For	Votes Withheld	% Withheld
Irving R. Gerstein	53,254,759	95.08%	2,758,113	4.92%
Kenneth M. Hartwick	53,423,956	95.38%	2,588,916	4.62%
John A. McNeil	53,526,616	95.56%	2,486,256	4.44%
R. Foster Duncan	53,424,300	95.38%	2,588,572	4.62%
Holli C. Ladhani	53,423,504	95.38%	2,589,369	4.62%
Teresa M. Ressel	53,756,592	95.97%	2,256,281	4.03%
Kevin T. Howell	53,862,021	96.16%	2,150,851	3.84%
James J. Moore, Jr.	53,906,166	96.24%	2,106,706	3.76%

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements (“PPAs”), which seek to minimize exposure to changes in commodity prices.  Pro forma for the expected sale of the Wind Projects, Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,137 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,502 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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